Exhibit 10.3

Form of Subcontract Agreement

SUBCONTRACT AGREEMENT

THIS SUBCONTRACT AGREEMENT, dated as of             , 2004 (the “Effective Date”), is among CNL LODGING ADVISORS II CORP., a corporation organized under the laws of the State of Florida (the “Advisor”), CNL HOSPITALITY CORP., a corporation organized under the laws of the State of Florida (the “Subadvisor”), CNL HOSPITALITY PROPERTIES II, INC., a corporation organized under the laws of the State of Maryland (the “Company”) and CNL HOSPITALITY PROPERTIES, INC., a corporation organized under the laws of the State of Maryland (“CHP”).

W I T N E S S E T H

WHEREAS, the Company and the Advisor are currently parties to an Advisory Agreement, dated as of [            ] (the “Advisory Agreement”), which is attached hereto as Exhibit A and made a part hereof, pursuant to which the Advisor has agreed to perform, or cause others to perform, certain services in exchange for the fees and reimbursements set forth therein;

WHEREAS, the Advisor desires to avail itself of the experience, sources of information, advice, assistance and certain facilities available to the Subadvisor and to have the Subadvisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the Advisor, all as provided herein; and

WHEREAS, the Advisor desires to enter into an agreement with the Subadvisor to obtain the services of the Subadvisor during the term of the Advisory Agreement, and the Subadvisor desires to accept such responsibilities and duties, in accordance with the terms and provisions contained herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto covenant and agree as follows:

(1)    Definitions.    For purposes of this Agreement, the following terms have the definitions hereinafter indicated below. All other terms which are defined in the Advisory Agreement shall have the same meaning herein as therein, unless the context otherwise dictates.

Cause.    With respect to the termination of this Agreement, fraud, criminal conduct, willful misconduct or willful or negligent breach of fiduciary duty by the Subadvisor and breach of this Agreement.

Termination Date.    The date of termination of the Advisory Agreement.

(2)    Appointment.    The Company and the Advisor hereby appoint the Subadvisor to perform the services set forth in this Agreement on the terms and conditions set forth in this Agreement, and the Subadvisor hereby accepts such appointment.

(3)    Duties of the Subadvisor and the Advisor.

(a)    Duties of the Subadvisor.    The Subadvisor undertakes to use its best efforts to locate an adequate supply of suitable potential investment opportunities for the Company consistent with the investment objectives and policies of the Company, as determined and adopted from time to time by the Directors and communicated to the Subadvisor, to formulate and evaluate the terms of each proposed investment, and make recommendations to the Advisor with respect to such proposed investments. Subject to the supervision of the Advisor and consistent with the provisions of the Registration Statement, Articles of Incorporation and Bylaws of the Company, the Subadvisor shall, either directly or with the Advisor, perform the above undertaking and all of advisory services enumerated in Paragraph 3 of the Advisory Agreement, with the exception of paragraphs 3(g) and 3(s) thereof.

(b)    Duties of the Advisor.    The Advisor is responsible for (i) supervising the Subadvisor with respect to the provision of all services performed by the Subadvisor under this Agreement, and (ii) making payments to the Subadvisor for services performed under this Agreement or directing the Company to make such payments to the Subadvisor.

(4)    Authority of Subadvisor.

(a)    The Subadvisor will perform the services described under Paragraph 3(a). The Subadvisor will present its recommendations regarding investments to the Advisor. Following the recommendation by the Investment Committee of the Advisor to the Board of Directors of the Company and the approval of an investment by the Board of Directors of the Company (including a majority of the Independent Directors, where applicable), the Subadvisor will have the authority to make such investment on behalf of the Company.

(b)    The Subadvisor will deliver to the Advisor all documents required by it to properly evaluate the proposed investment in the Property, Mortgage Loan or other Permitted Investment.

The prior approval of a majority of the Independent Directors and a majority of the Directors not otherwise interested in the transaction will be required for each transaction of the Company with the Subadvisor or its Affiliates.

The Advisor or the Directors of the Company may, at any time upon the giving of notice to the Subadvisor, modify or revoke the authority set forth in this Paragraph 4.

(5)    Bank Accounts.    The Subadvisor may establish and maintain one or more bank accounts in its own name for the account of the Company or in the name of the Company and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company, under such terms and conditions as the Directors may approve, provided that no funds shall be commingled with the funds of the Subadvisor; and the

Subadvisor shall from time to time render appropriate accountings of such collections and payments to the Directors and to the auditors of the Company.

(6)    Records; Access.    The Subadvisor shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Advisor, the Directors of the Company and by counsel, auditors and authorized agents of the Advisor and the Company, at any time or from time to time during normal business hours. The Subadvisor shall at all reasonable times have access to the books and records of the Company.

(7)    Limitations on Activities.    Anything else in this Agreement to the contrary notwithstanding, the Subadvisor shall refrain from taking any action which, in its sole judgment made in good faith, would (a) adversely affect the status of the Company as a REIT, (b) subject the Company to regulation under the Investment Company Act of 1940, or (c) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, its Equity Shares or its Securities, or otherwise not be permitted by the Articles of Incorporation or Bylaws of the Company, except if such action shall be ordered by the Directors, in which case the Subadvisor shall notify promptly the Directors of the Subadvisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Directors. In such event the Subadvisor shall have no liability for acting in accordance with the specific instructions of the Directors so given.

(8)    Relationship with Directors.    Directors, officers and employees of the Subadvisor or of an Affiliate of the Subadvisor or of any corporate parents of the Subadvisor or of an Affiliate of the Subadvisor may serve as a Director and as officers of the Company or the Advisor, except that no director, officer or employee of the Subadvisor, or of its Affiliates or a corporate parent who also is a Director or officer of the Company or the Advisor shall receive any compensation from the Company or the Advisor for serving as a Director or officer of the Company or the Advisor other than reasonable reimbursement for travel and related expenses incurred in attending meetings of the Directors of the Company or of the Advisor.

(9)    Fees Payable to the Subadvisor.    (a) All fees payable to the Advisor under Paragraph 9 of the Advisory Agreement shall be payable to the Subadvisor by the Advisor (or, at the direction of the Advisor, by the Company), except that with respect to Acquisition Fees, the Subadvisor will only be paid 1.5% of the Gross Proceeds with respect to the acquisition of the Properties, Mortgage Loans or other Permitted Investments. All Acquisition Fees and other fees payable to the Advisor under the Advisory Agreement will be payable to the Subadvisor under this Agreement.

(b)    In the event of Listing and in connection with the Advisor’s obligation under Section 9(g) of the Advisory Agreement, the Advisor will consult with the Subadvisor in negotiating a new fee structure with the Company.

(10)    Loans from Affiliates.    If any loans are made to the Company by the Subadvisor or an Affiliate, the maximum amount of interest that may be charged by such Affiliate shall be the lesser of (i) 1% above the prime rate of interest charged from time to time by The Bank of New York and (ii) the rate that would be charged to the Company by unrelated lending institutions on comparable loans for the same purpose. The terms of any such loans shall be no less favorable than the terms available between non-Affiliated Persons for similar commercial loans.

(11)    Expenses.

(a)    In addition to the compensation paid to the Subadvisor pursuant to Paragraph 9 hereof, the Company shall pay directly or reimburse the Subadvisor for all of the costs and expenses paid or incurred by the Subadvisor in connection with the services they provide to the Company and the Advisor pursuant to this Agreement, including, but not limited to:

(i)    the Company’s Organizational and Offering Expenses;

(ii)    Acquisition Expenses incurred in connection with the selection and acquisition of Properties or the making of Mortgage Loans or other Permitted Investments;

(iii)    the actual cost of goods and materials used by the Company and obtained from entities not affiliated with the Subadvisor, other than Acquisition Expenses;

(iv)    interest and other costs for borrowed money, including discounts, points and other similar fees;

(v)    taxes and assessments on income or Property and taxes as an expense of doing business;

(vi)    costs associated with insurance required in connection with the business of the Company or by the Directors;

(vii)    expenses of managing and operating Properties owned by the Company, whether payable to an Affiliate of the Company or a non-affiliated Person;

(viii)    all expenses in connection with payments to the Directors and meetings of the Directors and Stockholders;

(ix)    expenses associated with Listing or with the issuance and distribution of Shares and Securities, such as selling commissions and fees, advertising expenses, taxes, legal and accounting fees, and Listing and registration fees;

(x)    expenses connected with payments of Distributions in cash or otherwise made or caused to be made by the Directors to the Stockholders;

(xi)    expenses of organizing, revising, amending, converting, modifying, or terminating the Company or the Articles of Incorporation;

(xii)    expenses of maintaining communications with Stockholders, including the cost of preparation, printing, and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;

(xiii)    expenses related to arranging financing and negotiating and servicing the Mortgage Loans and other Permitted Investments;

(xiv)    administrative service expenses (including personnel costs; provided, however, that no reimbursement shall be made for costs of personnel to the extent that such personnel perform services in transactions for which the Subadvisor receives a separate fee) at the lesser of actual cost or 90% of the competitive rate charged by unaffiliated persons providing similar goods and services in the same geographic location; and

(xv)    advertising and marketing expenses, expense reimbursements, audit, accounting and legal fees.

(b)    Expenses incurred by the Subadvisor on behalf of the Company or the Advisor and payable pursuant to this Paragraph 11 shall be reimbursed no less than monthly to the Subadvisor. The Subadvisor shall prepare a statement documenting such expenses during each quarter, and shall deliver such statement to the Company within 45 days after the end of each quarter.

(12)    Other Services.    Should the Advisor or the Directors request that the Subadvisor or any director, officer or employee thereof render services for the Advisor or the Company other than set forth in Paragraph 3, such services shall be separately compensated at such rates and in such amounts as are agreed by the Subadvisor and Directors of the Advisor or the Independent Directors of the Company, as applicable, subject to the limitations contained in the Articles of Incorporation, and shall not be deemed to be services pursuant to the terms of this Agreement.

(13)    Reimbursement to the Subadvisor.    The Company shall not reimburse the Subadvisor at the end of any fiscal quarter for Operating Expenses that, in the four consecutive fiscal quarters then ended (the “Expense Year”) exceed the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”) for such year; unless the Independent Directors of the Company shall have made a finding that, based on such unusual and non-recurring factors which they deem sufficient, a higher level of Operating Expenses is justified for such year.

Within 60 days after the end of any fiscal quarter of the Company for which total Operating Expenses for the Expense Year exceed the 2%/25% Guidelines, the Subadvisor, upon request of the Advisor, shall send to the Stockholders of the Company a written disclosure of such fact, together with an explanation of the factors the Independent Directors considered in arriving at the conclusion that such higher Operating Expenses were justified. In the event that the Independent Directors do not determine that such excess expenses are justified, the Subadvisor and Advisor shall reimburse the Company the amount by which the total Operating Expenses paid or incurred by the Company exceed the 2%/25% Guidelines, each paying its pro rata share based on the amount of Operating

Expenses each received during the quarter when compared to the total amount of Operating Expenses paid to both during such quarter. The Company will not reimburse the Subadvisor for services for which the Subadvisor is entitled to compensation in the form of a separate fee. All figures used in the foregoing computation shall be determined in accordance with generally accepted accounting principles applied on a consistent basis.

(14)    Other Activities of the Subadvisor.

(a)    Nothing herein contained shall prevent the Subadvisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including CHP and other REITs) and the management of other programs advised, sponsored or organized by the Subadvisor or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, employee, or stockholder of the Subadvisor or its Affiliates to engage in any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association. The Subadvisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein. The Subadvisor shall promptly disclose to the Advisor and the Directors on an ongoing basis the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Subadvisor’s obligations to the Advisor or the Company and its obligations to or its interest in any other partnership, corporation, firm, individual, trust or association. The Subadvisor has disclosed the conflict of interest which exists with respect to CHP.

(b)    The Subadvisor shall be required to use its best efforts to present an adequate number of suitable investments to the Advisor, which are consistent with the investment policies and objectives of the Company, but neither the Subadvisor nor any Affiliate of the Subadvisor shall be obligated generally to present any particular investment opportunity to the Advisor even if the opportunity is of character which, if presented to the Company, could be taken by the Company, subject to the rights of first offer set forth in Paragraph 14(d).

(c)    Except as described in Paragraph 14(d) in the event that the Subadvisor or its Affiliates is presented with a potential investment which might be made by the Company and by another investment entity which the Subadvisor or its Affiliates advises or manages, the Subadvisor and its Affiliates shall consider the investment portfolio of each entity, cash flow of each entity, the effect of the acquisition on the diversification of each entity’s portfolio, rental payments during any renewal period, the estimated income tax effects of the purchase on each entity, the policies of each entity relating to leverage, the funds of each entity available for investment and the length of time such funds have been available for investment. In the event that an investment opportunity becomes available which is suitable for both the Company and a public or private entity with which the Subadvisor or its Affiliates are Affiliated, then the entity which has had the longest period of time elapse since it was offered an investment opportunity will first be offered the investment opportunity. For purposes of this conflict resolution procedure, an investment opportunity will be considered “offered” to the Company when an opportunity is presented to the Board of Directors for its consideration.

(d)    Notwithstanding Paragraph 14(c), if and when an investment opportunity comes to the attention of CHP, the Subadvisor or the Company and such opportunity consists of the acquisition of a “luxury” resort or an “upper upscale” property (as such terms or comparable terms are then defined in the Smith Travel Report, its successor report, or a comparable industry report (the “Smith Travel Report”)), CHP will have a right of first offer to acquire such investment. If and when an investment opportunity comes to the attention of CHP, the Subadvisor or the Company and such opportunity consists of the acquisition of an economy, mid-scale or upscale property as such terms or comparable terms are then defined in the Smith Travel Report, the Company shall have the right of first offer to acquire such investment. If the investment opportunity consists of a portfolio of properties and more than 50% of the revenues from such properties during the immediately preceding twelve months was generated by properties falling into (i) the upper upscale or luxury segments, then CHP shall have the right of first offer with respect to such portfolio; or (ii) the economy, midscale or upscale segments, then the Company shall have the right of first offer with respect to such portfolio. These rights of first offer apply to an acquisition of property whether directly or indirectly through the acquisition of interests in an entity owning or acquiring such property.

In each instance, the Subadvisor shall give written notice (the “ROFO Notice”) to each of CHP and the Company regarding the investment opportunity, which notice shall indicate the party who is entitled to exercise the right of first offer with respect to such investment opportunity (the “ROFO Party”). Within 30 business days of its receipt of the ROFO Notice, the ROFO Party may elect to exercise its right of first offer to pursue the investment opportunity by delivering to the Subadvisor its written acceptance of the right of first offer (the “Acceptance”), which Acceptance shall set forth its intent to pursue the acquisition of the investment opportunity. In the event such Acceptance is not received by the Subadvisor within the 30 business day acceptance period, then the right of first offer to which the ROFO Party was entitled shall terminate. In addition, if the ROFO Party elects to exercise its right of first offer and timely delivers an Acceptance to the Subadvisor but fails to enter into a definitive contract to acquire the investment opportunity within two months after delivering the Acceptance, then the right of first offer to which the ROFO Party is entitled shall terminate. In any situation in which the right of first offer terminates, the Subadvisor shall give written notice to the party who was not originally entitled to exercise the right of first offer (the “Non-ROFO Party”), of the termination of the rights of the ROFO Party, and the Non-ROFO party shall then be entitled to pursue the acquisition of the investment opportunity. The provisions of this Paragraph 14(d) shall survive the termination of this Agreement and shall continue to be in effect until the dissolution of either CHP or the Company.

(e)    The parties understand that CNL Income Properties, Inc. has agreed to provide CHP with a right of first offer with respect to certain hotel properties. To the extent that such properties are offered to CHP those properties will be subject to the rights of first offer contained hereunder under Paragraph 14(d).

(15)    Relationship of Advisor and the Subadvisor.    Neither the Advisor and the Subadvisor, nor the Subadvisor and the Company are partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

(16)    Term.    The term of this Agreement shall commence on the Effective Date and shall expire concurrently with the expiration of the Advisory Agreement. This Agreement will be renewed automatically upon renewal of the Advisory Agreement for the same renewal period of the Advisory Agreement.

(17)    Termination.

(a)    Automatic Termination of the Advisory Agreement.    In the event the Advisory Agreement is terminated for any reason, this Agreement will automatically terminate concurrently therewith.

(b)    Termination by Parties.    This Agreement may be terminated upon 60 days written notice without Cause or penalty, by any of the Company, the Advisor or the Subadvisor, or by the mutual consent of all of the foregoing parties (by a majority of the Independent Directors of the Company, a majority of the Board of Directors of the Advisor, Subadvisor or CHP, as the case may be).

(18)    Assignment to an Affiliate.    This Agreement may not be assigned by the Advisor or Subadvisor without the consent of the Company. The Subadvisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the other parties.

(19)    No Subcontracts with Affiliates.    The Subadvisor may not subcontract with an Affiliate or nonaffiliate for all or a portion of the services and duties to be performed under this Agreement without the consent of the Advisor and the Company.

(20)    Payments to and Duties of Subadvisor Upon Termination.    Payments to the Subadvisor pursuant to this Paragraph 20 shall be subject to the 2%/25% Guidelines to the extent applicable.

(a)    Upon termination of this Agreement, the Subadvisor shall not be entitled to compensation for further services hereunder except that it shall be entitled to receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Subadvisor prior to termination of this Agreement, exclusive of disputed items arising out of possible unauthorized transactions.

(b)    Upon termination of this Agreement, the Subadvisor shall be entitled to payment of the Performance Fee if performance standards satisfactory to a majority of the Board of Directors, including a majority of the Independent Directors, have been met when considering the performance of the Subadvisor in comparison with (a) its performance for other entities, and (b) the performance of other advisors for similar entities. If Listing has not occurred, the Performance Fee, if any, shall equal 10% of the amount, if any, by which (i) the appraised value of the assets of the Company on the Termination Date, less the amount of all indebtedness secured by such assets, plus the total Distributions paid to stockholders from the Company’s inception through the Termination Date, exceeds (ii) Invested Capital plus an amount equal to the Stockholders’ 8% Return from inception through the Termination Date. The Subadvisor shall be entitled to receive all accrued but unpaid compensation and expense reimbursements in cash within 30 days of the Termination Date. All other amounts payable to the Subadvisor in the event of a termination shall be evidenced by a promissory note and shall be payable from time to time.

(c)    The Performance Fee shall be paid in 12 equal quarterly installments without interest on the unpaid balance, provided, however, that no payment will be made in any quarter in which such payment would jeopardize the Company’s REIT status, in which case any such payment or payments will be delayed until the next quarter in which payment would not jeopardize such REIT status. Notwithstanding the preceding sentence, any amounts which may be deemed payable at the date the obligation to pay the Performance Fee is incurred which relate to the appreciation of the Company’s assets shall be an amount which provides compensation to the terminated Subadvisor only for that portion of the holding period for the Company’s assets during which the Subadvisor provided services to the Company.

(d)    If Listing occurs, the Performance Fee, if any, payable thereafter will be as negotiated between the Company and the Subadvisor. The Subadvisor shall not be entitled to payment of the Performance Fee in the event this Agreement is terminated because of failure of the Company and the Advisor to establish, pursuant to Paragraph 9(g) of the Advisory Agreement, a fee structure appropriate for a perpetual-life entity at such time, if any, as Listing occurs. The Performance Fee, to the extent payable at the time of Listing, will not be payable in the event the Subordinated Incentive Fee is paid.

(e)    The Subadvisor shall promptly upon termination:

(i)    pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(ii)    deliver to the Advisor and the Directors of the Company a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Advisor or the Directors;

(iii)    deliver to the Directors all assets, including Properties, Mortgage Loans, and other Permitted Investments, and documents of the Company and the Advisor then in the custody of the Subadvisor; and

(iv)    cooperate with the Company, its Directors and the Advisor to provide an orderly management transition.

(21)    Liability.    Except as otherwise provided herein or in the Articles of Incorporation of the Company, the Subadvisor and its officers, directors, stockholders and employees shall be held harmless for any liabilities, claims, damages and losses suffered by the Company or the Advisor.

(22)    Indemnification by the Advisor and the Company.    The Company and the Advisor shall jointly and severally indemnify and hold harmless the Subadvisor and its Affiliates, including their respective officers, directors, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees (which expenses may be advanced), to the extent such liabilities, claims, damages or losses and related expenses are not fully reimbursed by insurance, subject to any limitations imposed by the laws of the State of Maryland or the Articles of Incorporation of the Company. Notwithstanding the foregoing, the Subadvisor shall not be entitled to indemnification or be held harmless pursuant to this Paragraph 22 for any activity for which the Subadvisor shall be required to indemnify or hold harmless the Company or the Advisor pursuant to Paragraph 23. Any indemnification of the Subadvisor may be made only out of the net assets of the Company and not from Stockholders.

(23)    Indemnification by the Subadvisor.    The Subadvisor shall indemnify and hold harmless the Company and the Advisor from contract or other liability, claims, damages, taxes or losses and related expenses including reasonable attorneys’ fees (which expenses may be advanced), to the extent that such liabilities, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Subadvisor’s bad faith, fraud, misconduct, or negligence, but the Subadvisor shall not be held responsible for any action of the Advisor and the Directors of the Company in following or declining to follow any advice or recommendation given by the Subadvisor.

(24)    Notices.    Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Articles of Incorporation, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Advisor:	CNL Lodging Advisors II Corp. CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801

To the Subadvisor:	CNL Hospitality Corp. CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801

To the Company:	CNL Hospitality Properties II, Inc. CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801

To CHP:	CNL Hospitality Properties, Inc. CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801

Any of the parties may at any time give notice in writing to any other party of a change in its address for the purposes of this Paragraph 24.

(25)    Modification.    This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assignees.

(26)    Severability.    The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(27)    Construction.    The provisions of this Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of Florida applicable to contracts to be made and performed entirely in said state.

(28)    Entire Agreement.    This Agreement and the Advisory Agreement contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

(29)    Indulgences, Not Waivers.    Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(30)    Gender.    Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

(31)    Titles Not to Affect Interpretation.    The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

(32)    Survival.    All agreements hereunder which specifically provide that they survive the termination hereof or which require performance after the termination of this Agreement shall survive the termination of this Agreement, including but not limited to the agreements under Paragraphs 13, 20, 21, 22 and 23.

(33)    Execution in Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

CNL LODGING ADVISORS II CORP.

By: Name: Its:

CNL HOSPITALITY CORP.

By: Name: Its:

CNL HOSPITALITY PROPERTIES II, INC.

By: Name: Its:

CNL HOSPITALITY PROPERTIES, INC.

By: Name: Its: